Exhibit 99.1

KERYX BIOPHARMACEUTICALS, INC. ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

Keryx to host investor conference call on Friday, May 5, 2006 at 8:30am EDT

NEW YORK, NEW YORK, May 4, 2006 - Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its financial results for the first quarter ended March 31, 2006.

At March 31, 2006, the Company had cash, cash equivalents, investment securities and interest receivable of $171.3 million, which includes net proceeds of $82.7 million from the Company's recent registered direct offering to two institutional investors of 4,500,000 shares of its common stock at $18.40 per share.

The net loss for the first quarter ended March 31, 2006 was $19,596,000, or $0.51 per share, compared to a net loss of $4,832,000, or $0.15 per share, for the comparable quarter in 2005, representing an increase in net loss of $14,764,000. The increase in net loss was primarily attributable to a $7,534,000 increase in research and development expenses related to the Company’s SulonexTM pivotal Phase III and Phase IV clinical program, which includes one-half, or $1,000,000, of a one-time, non-recurring bonus earned by our Chief Executive Officer pursuant to his employment agreement for the achievement of a corporate milestone. The other half, or $1,000,000, of this one-time, non-recurring bonus was included in general and administrative expenses. The increase in net loss was also due to a $5,180,000 increase in non-cash compensation expense primarily related to the adoption of the Statement of Financial Accounting Standards (SFAS) No. 123R “Share-Based Payment”. The Company also recorded $470,000 of general and administrative expenses during the quarter related to the acquisition of AccuminTM, which transaction closed on April 6, 2006.

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "We made substantial progress during the first quarter, further building our renal franchise with the announcement of the acquisition of Zerenex™ and, as a result of our registered direct offering, fortifying our already strong balance sheet to the Company’s best cash position in its history. We continue to operate with a very lean overhead structure with our cash expenditures focusing primarily on creating value in our clinical programs."

On Friday, May 5, 2006, at 8:30am EDT, the Company will host an investor conference call during which they will provide a brief financial overview on its first quarter financial results.

In order to participate in the conference call, please call 1-800- 895-3606 (U.S.) (if calling from the U.S.) or 1-785-424-1065 (if calling from outside the U.S.). Conference ID: KERYX. The conference call also will be available for audio replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind to phosphorous and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Sulonex, Zerenex and KRX-0401, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Sulonex, Zerenex and KRX-0401; we may not be able to meet anticipated development timelines for Sulonex, Zerenex or KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

(Tables to Follow)

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:

	Three Months Ended March 31,
	2006	2005
	(unaudited)

SERVICE REVENUE	$112	$157

OPERATING EXPENSES:
Cost of services	171	181

Research and development:
Non-cash compensation	2,724	176
Other research and development	12,333	4,042
Total research and development	15,057	4,218

General and administrative:
Non-cash compensation	2,817	185
Other general and administrative	2,645	645
Total general and administrative	5,462	830

TOTAL OPERATING EXPENSES	20,690	5,229

OPERATING LOSS	(20,578)	(5,072)

OTHER INCOME:
Interest and other income, net	982	240

NET LOSS	$(19,596)	$(4,832)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.51)	$(0.15)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	38,071,609	31,477,797

Balance Sheet Information:

	March 31, 2006	December 31, 2005
	(unaudited)	(audited*)
Cash, cash equivalents, interest
receivable and investment securities	$171,291	$100,733
Total assets	177,639	105,097
Accumulated deficit	(134,044)	(114,448)
Stockholders’ equity	164,566	94,678

* Condensed from audited financial statements.